Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports 2018 Earnings

•	Delivers 2018 reported earnings of $2.58 per share.

•	Achieves high end of 2018 earnings from ongoing operations forecast range, 7 percent higher than 2017 results.

•	Announces 2019 earnings forecast range of $2.30 to $2.50 per share, with a midpoint of $2.40.

•	Reaffirms projected growth rate through 2020 and initiates 2021 earnings forecast range of $2.50 to $2.80 per share.

ALLENTOWN, Pa. (Feb. 14, 2019) – PPL Corporation (NYSE: PPL) on Thursday (2/14) announced 2018 reported earnings (GAAP) of $1.83 billion, or $2.58 per share, compared with $1.13 billion, or $1.64 per share, in 2017.
The year-over-year increase in reported earnings reflects special items related to the 2017 impact of U.S. tax reform and unrealized foreign currency economic hedges.
Adjusting for special items, earnings from ongoing operations were $1.71 billion, or $2.40 per share, a per-share increase of about 7 percent from 2017 ongoing earnings of $1.55 billion, or $2.25 per share. The increase was driven by higher earnings at all PPL business segments.
The company delivered at the high end of its earnings from ongoing operations forecast range for the second consecutive year and exceeded the midpoint of its ongoing earnings forecast for the ninth consecutive year.
"We are proud of our record of delivering on our earnings commitments year after year," said William H. Spence, PPL's chairman, president and chief executive officer. "2018 was no exception as we achieved solid year-over-year earnings growth while executing our plans to strengthen the balance sheet post tax reform.
"We demonstrated strong operational performance, a hallmark of PPL, across all of our businesses," said Spence. "We invested more than $3.3 billion to modernize the grid and advance a cleaner energy future. We took additional steps to strengthen reliability and provided award-winning customer satisfaction in each of the regions we serve. We advanced initiatives to enable more distributed energy resources on the grid, and we increased our dividend during 2018, returning more than $1 billion to shareowners."
Looking ahead, Spence said the company remains steadfast in its long-term strategy to deliver best-in-sector operational performance, invest responsibly in a sustainable energy future, maintain a strong financial foundation, and engage and develop its people.
The company announced a 2019 earnings forecast range of $2.30 to $2.50 per share, with a midpoint of $2.40 per share.
The company also reaffirmed its projection of 5 to 6 percent compound annual earnings growth through 2020 off its original 2018 forecast midpoint of $2.30 per share. In addition, the company initiated a 2021 earnings forecast range of $2.50 to $2.80 per share.
PPL provided an update on its planned infrastructure investment, announcing it plans to invest about $15 billion across its U.S. and U.K. businesses from 2019 to 2023 to make the grid smarter and more resilient and support the continued safe, reliable and affordable delivery of electricity and natural gas to more than 10 million customers.
In addition, the company demonstrated its continued commitment to dividend growth, announcing that it is increasing its common stock dividend to $0.4125 per share on a quarterly basis. The increased dividend will be payable April 1 to shareowners of record as of March 8, 2019. The increase, PPL's 17th in 18 years, raises the annualized dividend from $1.64 per share to $1.65 per share. PPL has paid a dividend in every quarter since 1946.
In addition to announcing its year-end earnings results, PPL reported fourth-quarter earnings of $415 million, or $0.57 per share, compared with reported earnings of $78 million, or $0.11 per share, in 2017. The increase in reported earnings primarily reflects special items related to the 2017 unfavorable impact of U.S. tax reform. Adjusting for special items, fourth-quarter earnings from ongoing operations were $382 million, or $0.52 per share, compared with $384 million, or $0.55 per share, in 2017.

Fourth-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for 2018 included net special-item after-tax benefits of $122 million, or $0.18 per share, due primarily to foreign currency economic hedges. Reported earnings for 2017 included net special-item after-tax expenses of $425 million, or $0.61 per share, due primarily to a $321 million loss in the fourth quarter, or $0.47 per share, as a result of U.S. tax reform, and a $111 million loss, or $0.15 per share, due to foreign currency economic hedges.
PPL's reported earnings for the fourth quarter of 2018 included net special-item after-tax benefits of $33 million, or $0.05 per share, due primarily to foreign currency economic hedges. Reported earnings for the fourth quarter of 2017 included net special-item after-tax expenses of $306 million, or $0.44 per share, from the impact of U.S. tax reform, partially offset by a benefit due to foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2018	2017	Change	2018	2017	Change
Reported earnings	$415	$78	432%	$1,827	$1,128	62%
Reported earnings per share	$0.57	$0.11	418%	$2.58	$1.64	57%

	4th Quarter			Year
	2018	2017	Change	2018	2017	Change
Earnings from ongoing operations	$382	$384	(1)%	$1,705	$1,553	10%
Earnings from ongoing operations per share	$0.52	$0.55	(5)%	$2.40	$2.25	7%

Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2018	2017	2018	2017
Reported Earnings
U.K. Regulated	$0.38	$0.13	$1.57	$0.95
Kentucky Regulated	0.11	(0.01)	0.58	0.42
Pennsylvania Regulated	0.13	0.15	0.61	0.52
Corporate & Other	(0.05)	(0.16)	(0.18)	(0.25)
Total	$0.57	$0.11	$2.58	$1.64

	4th Quarter		Year
	2018	2017	2018	2017
Special items benefit (expense)
U.K. Regulated	$0.06	$(0.16)	$0.21	$(0.33)
Kentucky Regulated	—	(0.15)	(0.01)	(0.15)
Pennsylvania Regulated	—	0.01	(0.01)	0.01
Corporate & Other	(0.01)	(0.14)	(0.01)	(0.14)
Total Special Items	$0.05	$(0.44)	$0.18	$(0.61)

	4th Quarter		Year
	2018	2017	2018	2017
Earnings from Ongoing Operations
U.K. Regulated	$0.32	$0.29	$1.36	$1.28
Kentucky Regulated	0.11	0.14	0.59	0.57
Pennsylvania Regulated	0.13	0.14	0.62	0.51
Corporate and Other	(0.04)	(0.02)	(0.17)	(0.11)
Total	$0.52	$0.55	$2.40	$2.25

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in 2018 increased by $0.62 per share compared with a year ago. Excluding special items, which primarily included the 2017 impact of U.S. tax reform and unrealized foreign currency economic hedges, earnings from ongoing operations in 2018 increased by $0.08 per share. Factors driving earnings results included higher foreign currency exchange rates, higher pension income and higher prices from an April 1, 2018 price increase, partially offset by higher income taxes, the effect of share dilution from PPL’s May 2018 equity offering discussed below, and other factors.
Reported earnings in the fourth quarter of 2018 increased by $0.25 per share compared with a year ago. Excluding special items, which primarily included the 2017 impact of U.S. tax reform and unrealized foreign currency economic hedges, earnings from ongoing operations in the fourth quarter of 2018 increased by $0.03 per share. Factors driving earnings results included higher foreign currency exchange rates, higher prices from an April 1, 2018 price increase and higher pension income, partially offset by the effect of share dilution and other factors.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2018 increased by $0.16 per share compared with a year ago. Excluding special items, which included the 2017 unfavorable impact of U.S. tax reform, earnings from ongoing operations in 2018 increased by $0.02 per share. Factors driving earnings results included higher sales volumes due to weather, higher base electricity and gas rates effective July 1, 2017, and returns on additional environmental capital investments, partially offset by higher operation and maintenance expense, higher depreciation expense, higher interest expense, the effect of share dilution and a lower tax shield on holding company interest and expenses.
Reported earnings in the fourth quarter of 2018 increased by $0.12 cents per share compared with a year ago. Excluding special items, which included the 2017 unfavorable impact of U.S. tax reform, earnings from ongoing operations in the fourth quarter of 2018 decreased by $0.03 per share, driven primarily by higher operation and maintenance expense and other factors.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2018 increased by $0.09 per share compared with a year ago. Excluding special items, earnings from ongoing operations in 2018 increased by $0.11 per share. Factors driving earnings results included returns on additional capital investments in transmission, a higher PPL zonal peak load billing factor and higher distribution sales volumes primarily due to favorable weather, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.
Reported earnings in the fourth quarter of 2018 decreased by $0.02 per share compared with a year ago. Excluding special items, earnings from ongoing operations in the fourth quarter of 2018 decreased by $0.01 per share, driven primarily by higher operation and maintenance expense, higher depreciation expense and the effect of share dilution, partially offset by returns on additional capital investments in transmission and higher distribution sales volumes.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in 2018 increased by $0.07 per share from the 2017 loss of $0.25 per share. Earnings from ongoing operations in 2018 decreased by $0.06 per share from the 2017 loss of $0.11 per share. Excluding special items, the year-over-year differences were primarily due to interest expense and a lower tax shield on holding company interest.
Reported earnings in the fourth quarter of 2018 increased by $0.11 per share from the prior year loss of $0.16 per share. Earnings from ongoing operations in the fourth quarter of 2018 decreased by $0.02 per share from the prior year loss of $0.02 per share. Excluding special items, the year-over-year differences were primarily due to income taxes.

2019 Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2019 forecast midpoint	2018 actual	2019 forecast midpoint	2018 actual
Per share
U.K. Regulated	$1.40	$1.57	$1.40	$1.36
Kentucky Regulated	0.55	0.58	0.55	0.59
Pennsylvania Regulated	0.59	0.61	0.59	0.62
Corporate and Other	(0.14)	(0.18)	(0.14)	(0.17)
Total	$2.40	$2.58	$2.40	$2.40

(See the tables at the end of this news release for a reconciliation of 2018 reported earnings to earnings from ongoing operations.)

Effects of Equity Dilution
During 2019, PPL is expected to settle the remaining 43.25 million shares of common stock under two forward sale agreements completed in May 2018. Full settlement of these forward sale agreements will occur no later than November 2019. PPL issued approximately 20 million shares of common stock under the forward sale agreements in September 2018. The shares to be issued in 2019 are expected to result in dilution of $0.13 per share when compared to 2018 earnings per share results. Details regarding the $0.13 of dilution are as follows:

Expected Per-Share Dilution in 2019

U.K. Regulated	$(0.08)
Kentucky Regulated	(0.03)
Pennsylvania Regulated	(0.03)
Corporate and Other	0.01
Total	$(0.13)

U.K. Regulated Segment
PPL projects lower reported earnings in 2019 compared with 2018.    Excluding the effects of dilution and special items related to 2018 unrealized foreign currency economic hedges, PPL projects higher segment earnings in 2019 compared with 2018. This is expected to be driven by higher revenues from higher prices, higher pension income and higher foreign currency exchange rates, partially offset by higher interest expense and higher income taxes.
The 2019 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.39 per pound, compared to an average rate of $1.31 per pound in 2018.

Kentucky Regulated Segment
Excluding the effects of dilution, PPL projects comparable segment earnings in 2019 when measured against 2018. This is expected to be driven by higher base electricity and gas rates and returns on additional environmental capital investments, offset by an assumed return to normal weather, higher operation and maintenance expense, higher depreciation expense and higher interest expense.

Pennsylvania Regulated Segment
Excluding the effects of dilution, PPL projects comparable segment earnings in 2019 when measured against 2018. This is expected to be driven primarily by higher returns on transmission investments and lower operation and maintenance expense, offset by higher depreciation expense and an assumed return to normal weather.

Corporate and Other
Excluding the effects of dilution, PPL projects lower reported costs in 2019 compared with 2018, driven primarily by lower expenses and other factors.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about fourth-quarter 2018 financial results at 9 a.m. Eastern time on Thursday, Feb. 14. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 4514727. Callers can access the webcast link at http://pplweb.investorroom.com/ under "Events."

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any forward-looking statements should be considered in light of these important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$621	$485
Accounts receivable	770	781
Unbilled revenues	496	543
Fuel, materials and supplies	303	320
Current price risk management assets	109	49
Other current assets	133	116
Property, Plant and Equipment
Regulated utility plant	39,734	38,228
Less: Accumulated depreciation - regulated utility plant	7,310	6,785
Regulated utility plant, net	32,424	31,443
Non-regulated property, plant and equipment	355	384
Less: Accumulated depreciation - non-regulated property, plant and equipment	101	110
Non-regulated property, plant and equipment, net	254	274
Construction work in progress	1,780	1,375
Property, Plant and Equipment, net	34,458	33,092
Noncurrent regulatory assets	1,673	1,504
Goodwill and other intangibles	3,878	3,955
Pension benefit asset	535	284
Noncurrent price risk management assets	228	215
Other noncurrent assets	192	135
Total Assets	$43,396	$41,479

Liabilities and Equity
Short-term debt	$1,430	$1,080
Long-term debt due within one year	530	348
Accounts payable	989	924
Other current liabilities	1,614	1,671
Long-term debt	20,069	19,847
Deferred income taxes and investment tax credits	2,922	2,591
Accrued pension obligations	771	800
Asset retirement obligations	264	312
Noncurrent regulatory liabilities	2,714	2,704
Other deferred credits and noncurrent liabilities	436	441
Common stock and additional paid-in capital	11,028	10,312
Earnings reinvested	4,593	3,871
Accumulated other comprehensive loss	(3,964)	(3,422)
Total Liabilities and Equity	$43,396	$41,479

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating Revenues	$1,939	$1,926	$7,785	$7,447

Operating Expenses
Operation
Fuel	190	183	799	759
Energy purchases	207	191	745	685
Other operation and maintenance	530	462	1,983	1,802
Depreciation	277	263	1,094	1,008
Taxes, other than income	78	78	312	292
Total Operating Expenses	1,282	1,177	4,933	4,546

Operating Income	657	749	2,852	2,901

Other Income (Expense) - net	99	24	396	(88)

Interest Expense	245	232	963	901

Income Before Income Taxes	511	541	2,285	1,912

Income Taxes	96	463	458	784

Net Income	$415	$78	$1,827	$1,128

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.57	$0.11	$2.59	$1.64
Diluted	$0.57	$0.11	$2.58	$1.64

Weighted-Average Shares of Common Stock Outstanding (in thousands):
Basic	720,234	689,563	704,439	685,240
Diluted	727,387	691,046	708,619	687,334

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2018	2017	2016
Cash Flows from Operating Activities
Net income	$1,827	$1,128	$1,902
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,094	1,008	926
Amortization	78	97	80
Defined benefit plans - (income)	(192)	(95)	(40)
Deferred income taxes and investment tax credits	355	707	560
Unrealized (gains) losses on derivatives, and other hedging activities	(186)	178	19
Other	23	29	16
Change in current assets and current liabilities
Accounts receivable	28	(33)	(15)
Accounts payable	78	(10)	57
Unbilled revenues	41	(48)	(63)
Regulatory assets and liabilities, net	13	(12)	(59)
Other	(7)	57	(4)
Other operating activities
Defined benefit plans - funding	(361)	(565)	(427)
Proceeds from transfer of excess benefit plan funds	65	—	—
Other	(35)	20	(62)
Net cash provided by operating activities	2,821	2,461	2,890
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,238)	(3,133)	(2,920)
Purchases of available-for-sale securities	(65)	—	—
Other investing activities	(58)	(28)	(6)
Net cash used in investing activities	(3,361)	(3,161)	(2,926)
Cash Flows from Financing Activities
Issuance of long-term debt	1,059	1,515	1,342
Retirement of long-term debt	(277)	(168)	(930)
Issuance of common stock	698	453	144
Payment of common stock dividends	(1,133)	(1,072)	(1,030)
Net increase in short-term debt	363	115	29
Other financing activities	(20)	(19)	6
Net cash provided by (used in) financing activities	690	824	(439)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(18)	15	(28)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	132	139	(503)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	511	372	875
Cash, Cash Equivalents and Restricted Cash at End of Period	$643	$511	$372

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest - net of amount capitalized	$910	$845	$854
Income taxes - net	$127	$65	$70
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$345	$360	$281
Accrued expenditures for intangible assets at December 31,	$64	$68	$117

Key Indicators (Unaudited)

	12 Months Ended December 31,
Financial:	2018	2017

Dividends declared per share of common stock	$1.64	$1.58
Book value per share (1)(2)	$16.18	$15.52
Market price per share (1)	$28.33	$30.95
Dividend yield	5.8%	5.1%
Dividend payout ratio (3)	63.6%	96.3%
Dividend payout ratio - earnings from ongoing operations (3)(4)	68.3%	70.2%
Return on common equity	16.1%	10.9%
Return on common equity - earnings from ongoing operations (4)	15.0%	14.8%
Spot rate of U.S. Dollar per British pound sterling for Balance Sheet translation (5)	$1.28	$1.35
Average rate of U.S. Dollar per British pound sterling for Statement of Income translation (6)	$1.31	$1.20

(1)	End of period.

(2)	Based on 720,323 and 693,398 shares of common stock outstanding (in thousands) at December 31, 2018, and December 31, 2017.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of November 30, 2018 and 2017 as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
			Percent			Percent
(GWh)	2018	2017	Change	2018	2017	Change

Domestic Retail Delivered
PPL Electric Utilities	9,309	9,126	2.0%	37,497	35,996	4.2%
LKE	7,401	7,270	1.8%	31,189	29,755	4.8%
Total	16,710	16,396	1.9%	68,686	65,751	4.5%

International Delivered
United Kingdom	18,565	18,645	(0.4)%	74,181	74,317	(0.2)%

Domestic Wholesale
LKE (1)	578	495	16.8%	2,461	2,084	18.1%

(1)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$278	$79	$96	$(38)	$415
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($12)	45	—	—	—	45
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	40	—	—	(7)	33
Earnings from Ongoing Operations	$238	$79	$96	$(31)	$382

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.38	$0.11	$0.13	$(0.05)	$0.57
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.07	—	—	—	0.07
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.06	—	—	(0.01)	0.05
Earnings from Ongoing Operations	$0.32	$0.11	$0.13	$(0.04)	$0.52

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,114	$411	$431	$(129)	$1,827
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($39)	148	—	—	—	148
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	146	(7)	(5)	(12)	122
Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.57	$0.58	$0.61	$(0.18)	$2.58
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.21	—	—	—	0.21
U.S. tax reform	0.01	—	—	—	0.01
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18
Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$92	$(13)	$108	$(109)	$78
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($6)	11	—	—	—	11
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Total Special Items	(111)	(108)	10	(97)	(306)
Earnings from Ongoing Operations	$203	$95	$98	$(12)	$384

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.13	$(0.01)	$0.15	$(0.16)	$0.11
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.02	—	—	—	0.02
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.16)	(0.15)	0.01	(0.14)	(0.44)
Earnings from Ongoing Operations	$0.29	$0.14	$0.14	$(0.02)	$0.55

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$652	$286	$359	$(169)	$1,128
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $59	(111)	—	—	—	(111)
Spinoff of the Supply segment, net of tax of ($1)	—	—	—	4	4
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(233)	(109)	10	(93)	(425)
Earnings from Ongoing Operations	$885	$395	$349	$(76)	$1,553

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.95	$0.42	$0.52	$(0.25)	$1.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.15)	—	—	—	(0.15)
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.33)	(0.15)	0.01	(0.14)	(0.61)
Earnings from Ongoing Operations	$1.28	$0.57	$0.51	$(0.11)	$2.25